Exhibit 99.(a)

October 2010

Dear Shareholders:

Twenty-five years ago this month, White Mountains Insurance Group became a publicly traded company.

Initial Public Offerings (or IPOs) are done for many reasons, and some are more successful than others.  This one was momentous. Not only was this the largest IPO in U.S. history at the time, but Jack Byrne joined the company as Chairman and CEO to ensure its success.  It is Jack that made this IPO an event to be remembered.

Starting with the IPO, Jack led a wonderful journey focused on creating value for shareholders by insisting that insurance businesses should be managed based on four operating principles:

• Underwriting comes first

• Maintain a disciplined balance sheet

• Invest for total return

• Think like owners

I believe, and I hope you agree, that applying these principles consistently has made White Mountains an unusually good owner of insurance businesses.  Over time we certainly have delivered superior value to you, our owners. Since the IPO, including dividends, we have grown adjusted book value per share by 15% per annum and market value per share by 13%.

Jack is now retired but he and his family remain important shareholders of the company. It is my privilege to lead our company into the future. Keeping our focus on our core operating principles is an important part of my job.

I am confident that we have the talent, will and resources to continue to deliver superior results.  More than ever, we are convinced that Benjamin Graham was correct when he said “in the short run, the market is a voting machine, but in the long run it is a weighing machine.”  We believe that we are well positioned for the future and remain motivated and optimistic about our ability to deliver superior value for you.

Please join us in our celebration of this anniversary as we ring the closing bell of the NYSE on Wednesday, October 27.  You can watch it live at 4:00 p.m. by clicking on the link: http://www.nyse.com/events/1287741729008.html

Warm regards,

Ray Barrette
Chairman & CEO